EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 10, 2006 (except for the Stock-Based Compensation section of Note 11, as to which the date is May 18, 2006 and basic earnings per share and related disclosures in Note 2 and 11, as to which the date is August 25, 2006) in the Registration Statement (Amendment No. 2 to Form S-1) and related Prospectus of Capella Education Company for the registration of its common stock.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
August 29, 2006